Exhibit 99.1

Syntel Promotes Rakesh Khanna to Chief Operating Officer

Troy, MI – January 3, 2012 – Syntel, Inc. (NASDAQ: SYNT) today announced the promotion of Rakesh Khanna to the role of Chief Operating Officer (COO). Rakesh is presently the President of the Banking and Financial Services Business Unit at Syntel.

“Rakesh has successfully led Syntel’s largest business unit, delivering great results and building a strong foundation for the future. He pioneered Syntel’s Integrated Technology – Operations approach in the marketplace and focused business pursuits on large-scale transformational client relationships. We are excited about the market opportunity for our offerings and the depth of Syntel’s leadership pipeline to drive our growth,” said Bharat Desai, Syntel Chairman.

Rakesh has over 26 years of experience in the technology services industry and has held a variety of leadership roles in North America, Europe and Asia. He joined Syntel in 2005 from Oracle Financial Services Software Limited (formerly i-flex Solutions Limited), where he was a member of the leadership team.

As Chief Operating Officer, Rakesh will assume responsibility for the Business Units, Horizontal Practices, Centers of Excellence and Human Resources. At this time, Rakesh will continue to lead the Banking and Financial Services Business unit in addition to his responsibilities as Chief Operating Officer.

“Rakesh’s promotion to Chief Operating Officer is testimony to his leadership and business acumen. This move will enable me to focus on strategic and longer-term growth opportunities for Syntel, while Rakesh assumes responsibilities for the day-to-day operations,” said Prashant Ranade, Syntel CEO & President.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2011, Syntel employed more than 18,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

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